NEWS RELEASE

ViewCast Contact: Laurie Latham Chief Financial Officer (972) 488-7200	Investor Contact: Dan Matsui Allen & Caron (949) 474-4300

ViewCast Corporation Reports 2008 First-Quarter Financial Results

Revenue Growth on Higher Sales of Streaming Equipment;
Gross Margin and Operating Income Rise;
Year-Over-Year EBITDA Growth Continues

PLANO, Texas—May 15, 2008—ViewCast Corporation (OTCBB: VCST), a leading global provider of streaming media hardware and software, today reported financial results for the first quarter ended March 31, 2008.

Revenues for the quarter rose more than 18 percent to $4.1 million, from $3.5 million in first-quarter 2007, due to growth in multi-unit sales of Niagara streaming encoding systems and higher sales of Osprey capture cards. Gross profit increased to $2.8 million, or 68 percent of revenues, from $2.0 million, or 58 percent of revenues, in first-quarter 2007, due to positive adjustments in pricing and discount policies and lower cost of sales.

President and Chief Operating Officer Dave Stoner remarked: “We’re pleased to report another quarter of year-over-year revenue growth and expect this trend to continue. We attribute this trend to stronger direct sales and marketing, sales through channel partners that are beginning to gain traction, and ongoing growth in market demand for live and on-demand streaming. Regionally, North America continues to be the source of strongest growth, followed by the Pacific Rim and South America.”

Stoner also said that he expects gross margins to remain strong based primarily on pricing strength, scale and other efficiencies.

Operating expenses for the quarter were higher at $2.5 million, compared to $2.0 million in first-quarter 2007, due to higher sales and marketing expenses and increased research and development (R&D) costs. During the quarter the Company added sales reps, a partnership/alliance manager, and additional marketing staff. Development of the Osprey® 450e and the Niagara® GoStream SURF contributed to the rise in R&D costs. Both new products were introduced to the market at the National Association of Broadcasters trade show in April.

Despite higher operating expenses, operating income improved to $246,000 from $68,000 in first-quarter 2007.

Other expense, net, for the quarter was $40,000, compared to other income, net, of $186,000 in first-quarter 2007. The $226,000 variance was due primarily to $250,000 in proceeds received in first-quarter 2007 from an insurance claim.

Net income for first quarter 2008 was $201,000 compared to net income of $254,000 in the first quarter of 2007. After preferred dividends, first-quarter 2008 net loss per share was less than a penny, or $(0.00) per share, compared to net income of less than a penny, or $0.00 per share, in the first quarter of 2007.

Earnings before interest, taxes, depreciation and amortization (EBITDA) for the quarter was $358,000, or 9 percent of revenue, compared to EBITDA of $129,000, or 4 percent of revenue, in first-quarter 2007. EBITDA is a non-GAAP measure that ViewCast management believes can be helpful in assessing the Company’s overall performance and considers an indicator of operating efficiency and earnings quality. The Company advises that EBITDA be viewed in conjunction with the Company’s reported financial results and other financial information prepared in accordance with GAAP.

Stoner stated: “Our first quarter is typically a softer quarter for revenue, and with increased investment in sales, marketing and development of partner channels, we expect to be in good position to boost revenue growth in subsequent quarters.

“Furthermore,” Stoner added, “recently introduced streaming hardware, the Osprey 450e capture card and Niagara GoStream SURF encoder, are attracting interest from broadcast, enterprise and government sectors. Annual spending on streaming hardware is expected to rise as broadcasters and other content owners respond to recent data from comScore Inc. indicating online views increased 66 percent in the U.S. in February from a year earlier.”

Chief Financial Officer Laurie Latham commented: “Except for planned higher operating expenses related to the sales and marketing build-out and increased product development, financial performance improved year-over-year, which has generally been the case each quarter since the beginning of 2007. Continued focus on cost control has enabled us to not only produce operating income for the quarter and continue to generate positive EBITDA but also strengthen sales, marketing and product development, which are key elements of our growth strategy.

“With favorable market conditions, stronger sales, increased marketing and positive sales indicators during first quarter, we reiterate our guidance for revenue growth at more than 20 percent for full-year 2008, compared to full-year 2007,” Latham stated.

Latham added that the Company is taking steps toward accelerating growth and improving shareholder value through additional strategic initiatives to expand its business, gain broader market share and strengthen the Company’s financial structure.

Conference Call Information
A conference call with management is scheduled today at 11 a.m. EDT to discuss the Company’s financial results, business strategy and outlook for 2008. The call may be accessed by dialing 800-762-8779 five minutes prior to the scheduled start time and referencing ViewCast. For callers outside the United States, dial 480-248-5081. A live audio webcast of the call will also be available at http://www.viewcast.com/irconferencecall. An archive of the webcast will be available at the same web page beginning approximately 30 minutes after the end of the call.

About ViewCast Corporation
ViewCast designs, manufactures and markets high-quality encoding products that enable users to capture, encode and brand audio/video content for live (streaming) and video-on-demand (VOD) delivery over IP and mobile networks. User-friendly encoder appliances include the Niagara® Pro and portable Niagara GoStream® families - all powered by their renowned Osprey® video capture technology. ViewCast’s software, including Niagara SCX®, Niagara SCX SDK and Osprey SimulStream®, enhances Osprey and Niagara hardware to configure multiple, simultaneous multi-format, multi-bitrate, multi-resolution video streams. This array of tools empowers broadcasters, businesses, telcos and government to expand their audience via Internet and mobile video. www.viewcast.com

ViewCast, Osprey, Niagara, Niagara SCX, GoStream, SimulStream, and EZStream are trademarks or registered trademarks of ViewCast Corporation or its subsidiaries. All other trademarks appearing herein are the property of their respective owners.

Safe Harbor Statement
Certain statements in this release are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995 and reflect the Company's current outlook. Such statements apply to future events and are therefore subject to risks and uncertainties that could cause actual results to differ materially. Important factors that could cause actual results to differ materially from forward-looking statements include, but are not limited to, changes in market and business conditions, demand for the Company’s products and services, technological change, the ability of the Company to develop and market new products, increased competition, the ability of the Company to obtain and enforce its patent and avoid infringing other parties’ patents, and changes in government regulations. All written and verbal forward-looking statements attributable to ViewCast and any person acting on its behalf are expressly qualified in their entirety by the cautionary statements set forth herein. ViewCast does not undertake any obligation to update any forward-looking statement to reflect circumstances or events that occur after the date on which the forward-looking statements are made. For a detailed discussion of these and other cautionary statements and factors that could cause actual results to differ from the Company's forward-looking statements, please refer to the company's reports on Form 10-KSB and 10-QSB on file with the U.S. Securities and Exchange Commission.

[Financial Tables Follow]

VIEWCAST CORPORATION
OPERATING HIGHLIGHTS
(Unaudited)
(In thousands - except per share amounts)

	Three Months Ended March 31,
	2008	2007

Net sales	$4,116	$3,482

Cost of sales	1,337	1,447

Gross profit	2,779	2,035

Total operating expenses	2,533	1,967

Operating income	246	68

Total other income (expense)	(40)	186

Income tax expense	(5)	-

Net income	$201	$254

Preferred dividends	(205)	(202)

Net income (loss) applicable to common stockholders	$(4)	$52

Net income (loss) per common share:
Basic	$(0.00)	$0.00
Diluted	(0.00)	0.00

Weighted Average number of
common shares outstanding:
Basic	32,080	30,643
Diluted	32,080	47,053

RECONCILIATION OF NET INCOME TO EBITDA
(Unaudited)
(In thousands)

	Three Months Ended March 31,
	2008	2007

Net Income	$201	$254

Depreciation and amortization	112	61

Total other and income tax expense	45	(186)

EBITDA	$358	$129

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